NEWS RELEASE

LEGACY VENTURES ACQUIRES RM FRESH BRANDS

Toronto, Ontario – October 1, 2015 – Legacy Ventures International Inc. of Nevada (“Legacy Ventures” or the “Company”) (OTC:LGYV) announced that it has acquired all of the outstanding common stock of RM Fresh Brands Inc. (“RM Fresh” or “RM Fresh Brands”) of Toronto, Canada pursuant to a share exchange agreement (“the Share Exchange Agreement”).

Pursuant to the Share Exchange Agreement, Legacy Ventures issued two (2) million shares of common stock to the shareholders of RM Fresh in exchange for all the issued and outstanding shares of RM Fresh.  The principals, Ron Patel and Mirwan Ferris, will remain as officers and directors of RM Fresh. Legacy Ventures intends to file a Current Report with the SEC on Form 8-K within the required period.  As a condition of the Share Exchange Agreement, 35,800,000 shares of Legacy Ventures were cancelled.  As such, as of the date hereof, Legacy Ventures has 28,180,000 shares of common stock issued and outstanding.

Concurrently with the closing of the transaction, Rehan Saeed resigned as the President and Chief Executive Officer of Legacy Ventures and Evan Clifford was appointed by the Board of Directors (the “Board”) as the new President and CEO.  Mr. Clifford has extensive experience in entrepreneurial start-ups in both private and public sector. Over the last fifteen (15) years, Mr. Clifford has built and maintained extensive relationships throughout many different industries, having earned a platinum record managing some of Canada’s top music artists, while playing a leading role in building one of the world’s foremost electric car companies. He has been a speaker at the world renowned Idea City Conference and throughout the last decade coached selected companies and individuals to achieve personal and professional success.

About RM Fresh Brands Inc.

RM Fresh Brands services food and beverage retailers and distributors who are looking for innovative, trend-setting products across North America and in international markets. With a focus on sustainable, category changing consumables, RM Fresh Brands represent an extensive portfolio of highly desirable brands, including Boxed Water.

For further information go to the website of RM Fresh: www.rmfreshbrands.com

1835488.1

Legacy Ventures International Inc.

www.legacyventuresinc.com

Canadian Office;

3413 Wolfedale Road

Suite 4

Mississauga, Ontario

L5C 1V8

Evan Clifford, CEO

Tel: 1-800-918-3362

Matthew Harrington, Launch IR

Tel: 1-613-882-7467

Forward-looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Legacy Ventures International Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Legacy’s current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Legacy' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Legacy undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

1835488.1